Exhibit 99.1

Franklin Financial Network Announces Record Second Quarter Earnings Of $0.68 Per Diluted Share

FRANKLIN, Tenn., July 25, 2018 /PRNewswire/ -- Franklin Financial Network, Inc. (NYSE: FSB), the parent company (the "Company") of Franklin Synergy Bank (the "Bank"), today announced financial results for the quarter ended June 30, 2018. For the quarter, net income available to common shareholders was $10.2 million, up 14.6% from $8.9 million for the second quarter of 2017. Earnings per diluted share increased 6.3% to $0.68 for the second quarter of 2018 from $0.64 for the second quarter last year. Results for the second quarter of 2018 include pre-tax acquisition costs of $0.5 million, or $0.03 per diluted share after tax. Weighted average diluted common shares outstanding for the second quarter of 2018 increased 9.3% from the second quarter of 2017, primarily due to the issuance of shares as consideration for the acquisition of Civic Bank & Trust ("Civic").

Highlights for the second quarter of 2018 include:

  Return on average assets of 0.98% and return on average tangible common equity of 12.72%;
  An improvement in net interest margin to 2.74% from 2.71% for the first quarter of 2018;
  A 23.0% comparable-quarter increase in loans, including loans held for sale ("total loans"), to $2.49 billion at June 30, 2018, and a 7.1% (28.7% annualized) sequential-quarter increase. This increase included approximately $85.0 million of loans added by the Civic acquisition. Excluding the acquired volume, loans grew 18.8% from the second quarter of 2017 and at an annualized pace of approximately 14.0% sequentially;
  A 23.4% comparable-quarter increase in total deposits to $3.40 billion and 1.3% (5.1% annualized) sequential growth reflecting the seasonality of public funds deposits, which peak in the fourth and early first quarter of each year and decline to their annual low points in the third quarter;
  Strong credit quality, with nonperforming loans to total loans, excluding loans held for sale, of 0.14%; allowance for loan losses to total loans, excluding loans held for sale, of 0.90%; and net recoveries to average loans of 0.01%; and
  An efficiency ratio of 58.13%, including a 161 basis point impact from acquisition costs.

For the first six months of 2018, net income available to common shareholders increased 20.3% to $20.2 million from $16.8 million for the first six months of 2017. Earnings per diluted share increased 15.6% to $1.41 for the first half of 2018 from $1.22 for the same period in 2017.

Richard Herrington, Chairman, President and CEO remarked, "I'm pleased to report second quarter earnings per share that outpaced expectations. Contributing to these results were continued substantial growth in the loan portfolio, combined with pristine credit quality and solid capital ratios. Record net interest income contributed to margin improvement despite sustained pressure from rising short-term rates and continued yield curve flattening. In addition to loan growth, these pressures were offset by incremental yield improvement from the ongoing favorable shift in the mix of our interest earning assets and from our strategic loan portfolio review during the first quarter.

"Our second quarter results reflected the completion of our acquisition of Civic. We remain optimistic about the longer-term benefits of the merger, which gave the Bank our first full service branch office in Nashville and Davidson County. The continuing strength of the Nashville and Middle Tennessee markets is evident in the area's ranking as third in the nation in job growth for 2017, with unemployment rates in the Company's three-county footprint averaging 2.1% as of April 2018.

"In this environment, we expect to deliver further organic growth as we focus on managing the expansion in our loan portfolio consistent with the growth in retail deposits. In addition, we will continue to evaluate potential acquisitions with strong asset quality and capital as well as attractive deposit franchises. With our sound balance sheet and strong credit quality, our investment in technology infrastructure and our entrepreneurial and customer-centric team, we believe continued successful execution of our growth strategies will produce long-term growth in shareholder value."

Strong Asset Quality: The Company continues to be differentiated among its peers through its pristine asset quality measures. For the second quarter of 2018, the provision for loan losses was $0.6 million, consistent with the second quarter of 2017 and the first quarter of 2018. Provision expense for the quarter and year-to-date in 2018 reflects net recoveries over the preceding year, yet is sufficient to provide an allowance for loan losses to total loans, excluding loans held for sale, of 0.90%.

Attractive, Growing, Local Markets Support Balance Sheet Expansion: Total assets increased 21.0% to $4.17 billion at quarter end from the same time in 2017 and 2.0% (8.0% annualized) sequentially. As noted earlier, total loans increased to $2.49 billion at the end of the second quarter, up 23.0% from the same prior-year quarter and 7.1% (28.7% annualized) sequentially.

Total deposits at June 30, 2018, increased 23.4% on a comparable quarter basis to $3.40 billion and 1.3% (5.1% annualized) sequentially, reflecting the seasonality of public funds deposits. Non-interest bearing deposits increased 20.9% and 3.4% (13.7% annualized) on a comparable- and sequential-quarter basis, and interest bearing deposits increased 23.6% and 1.1% (4.3% annualized).

Growth in Loans and Reduced Tax Rate Offset Impact of Interest Rate Environment: Net interest income for the second quarter of 2018 increased 10.0% to $26.9 million compared with the second quarter of 2017 and increased 7.1% sequentially (28.6% annualized), while net interest margin was 2.74% for the second quarter, compared with 3.08% for the second quarter last year and 2.71% for the first quarter 2018. Factors contributing to this sequential-quarter improvement included a positive shift in balance sheet mix between loans and the securities portfolio, as well as loan yields that widened 21 basis points compared to an 18 basis point increase in funding costs.

Noninterest income was $4.1 million for the second quarter of 2018, a 6.9% comparable-quarter increase and a 20.0% sequential-quarter increase. Comparable-quarter growth reflected strong increases in fees from wealth management, net loan servicing and other noninterest income, somewhat offset by the reduction in gain on sale of securities. Compared with the first quarter of 2018, noninterest income increased primarily due to strong growth in net gains on sale of loans, reflecting an increase in the value of held-for-sale mortgages due to market conditions, and in wealth management fees and other service charges and fees.

Noninterest expense was $18.1 million for the second quarter of 2018, an 18.1% comparable-quarter increase and a 16.5% sequential-quarter increase. In addition to increased expense associated with the Bank's significant organic growth, the latest quarter's results reflect the acquisition of Civic and related transaction costs. The Company's efficiency ratio was 58.13% for the second quarter of 2018, compared with 53.91% for the second quarter of 2017 and 54.21% for the first quarter of 2018. Acquisition costs for the second quarter increased the efficiency ratio by 161 basis points.

The Company's income tax rate improved significantly, to 18.2% for the second quarter of 2018 from 29.0% for the second quarter last year, due to the positive impact of the Tax Cuts and Jobs Act enacted in December 2017.

Webcast and Conference Call Information

The Company will host a webcast and conference call at 8:00 a.m. (CT) on Thursday, July 26, 2018, to discuss operating and financial results for the second quarter of 2018. To access the call for audio only, please call 1-844-378-6480. For the presentation materials and streaming audio, please access the webcast on the Investor Relations page of Franklin Synergy Bank's website at www.FranklinSynergyBank.com. For those unable to participate in the webcast, it will be archived for one year, with audio available for 90 days.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements. Such statements include, but are not limited to, expected operating results, including market share and shareholder value, strategy for growth and profitability, projected sales, gross margin and net income figures, the availability of capital resources, the effect of potential and completed acquisitions, and plans concerning products and market acceptance. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will," "strategies" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Risks and uncertainties that could cause the corporation's actual results to materially differ from those described in forward-looking statements include those discussed in Item 1A of the corporation's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 16, 2018. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company

Franklin Financial Network, Inc. is a financial holding company headquartered in Franklin, Tennessee. The Company's wholly-owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $4.17 billion at June 30, 2018, the Bank currently operates through 14 branches and one loan production office in the growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, the FTSE Russell 2000 Index and the S&P SmallCap 600 Index, is available at www.FranklinSynergyBank.com.

Investor Relations Contact:
Sarah Meyerrose
EVP, Chief Financial Officer
(615) 236-8344
sarah.meyerrose@franklinsynergy.com

FRANKLIN FINANCIAL NETWORK, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	June 30, 2018	December 31, 2017
ASSETS	(Unaudited)
Cash and due from financial institutions	$ 176,870	$ 251,543
Certificates of deposit at other financial institutions	3,354	2,855
Federal funds sold	8,314	—
Securities available for sale	1,148,679	999,881
Securities held to maturity (fair value 2018—$206,408 and 2017—$217,608)	209,239	214,856
Loans held for sale, at fair value	16,769	12,024
Loans	2,472,093	2,256,608
Allowance for loan losses	(22,341)	(21,247)

Net loans	2,449,752	2,235,361

Restricted equity securities, at cost	20,533	18,492
Premises and equipment, net	11,578	11,281
Accrued interest receivable	13,490	11,947
Bank owned life insurance	54,466	49,085
Deferred tax asset	15,090	10,007
Foreclosed assets	1,853	1,503
Servicing rights, net	3,536	3,620
Goodwill	18,176	9,124
Core deposit intangible, net	1,279	1,007
Other assets	12,260	10,940

Total assets	$ 4,165,238	$ 3,843,526

LIABILITIES AND EQUITY
Deposits
Non-interest bearing	$ 308,698	$ 272,172
Interest bearing	3,089,327	2,895,056

Total deposits	3,398,025	3,167,228
Federal Home Loan Bank advances	351,500	272,000
Federal funds purchased and repurchase agreements	345	31,004
Subordinated notes, net	58,604	58,515
Accrued interest payable	3,927	2,769
Other liabilities	4,675	7,357

Total liabilities	3,817,076	3,538,873
Equity
Preferred stock, no par value: 1,000,000 shares authorized; no shares outstanding at June 30, 2018 and December 31, 2017	—	—
Common stock, no par value: 30,000,000 shares authorized; 14,480,240 and 13,237,128 issued at June 30, 2018 and December 31, 2017, respectively	259,517	222,665
Retained earnings	108,884	88,671
Accumulated other comprehensive loss	(20,342)	(6,786)

Total shareholders' equity	348,059	304,550
Noncontrolling interest in consolidated subsidiary	103	103

Total equity	$ 348,162	$ 304,653

Total liabilities and equity	$ 4,165,238	$ 3,843,526

FRANKLIN FINANCIAL NETWORK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest income and dividends
Loans, including fees	$ 32,312	$ 24,662	$ 61,105	$ 47,222
Securities:
Taxable	6,905	5,700	13,016	11,317
Tax-Exempt	1,929	2,212	3,844	4,232
Dividends on restricted equity securities	329	213	603	394
Federal funds sold and other	661	224	1,615	387

Total interest income	42,136	33,011	80,183	63,552

Interest expense
Deposits	12,604	6,561	23,247	11,807
Federal funds purchased and repurchase agreements	131	147	227	217
Federal Home Loan Bank advances	1,414	752	2,524	1,260
Subordinated notes and other borrowings	1,082	1,082	2,164	2,156

Total interest expense	15,231	8,542	28,162	15,440

Net interest income	26,905	24,469	52,021	48,112
Provision for loan losses	570	573	1,143	2,428

Net interest income after provision for loan losses	26,335	23,896	50,878	45,684

Noninterest income
Service charges on deposit accounts	51	45	93	75
Other service charges and fees	823	758	1,574	1,510
Net gains on sale of loans	1,941	2,067	3,380	4,401
Wealth management	789	648	1,493	1,241
Loan servicing fees, net	103	53	222	160
Gain on sale of securities	1	120	1	120
Net gain on sale and write-down of foreclosed assets	3	3	6	6
Other	436	186	834	375

Total noninterest income	4,147	3,880	7,603	7,888

Noninterest expense
Salaries and employee benefits	10,268	9,128	19,456	17,161
Occupancy and equipment	2,885	2,195	5,479	4,290
FDIC assessment expense	778	1,015	1,438	1,775
Marketing	269	285	549	552
Professional fees	1,362	702	2,231	1,737
Amortization of core deposit intangible	182	121	286	248
Other	2,306	1,837	4,099	3,796

Total noninterest expense	18,050	15,283	33,538	29,559

Income before income tax expense	12,432	12,493	24,943	24,013
Income tax expense	2,263	3,619	4,722	7,205

Net income	10,169	8,874	20,221	16,808
Earnings attributable to noncontrolling interest	(8)	(8)	(8)	(8)
Dividends paid on Series A preferred stock	—	—	—	—

Net income available to common shareholders	$ 10,161	$ 8,866	$ 20,213	$ 16,800

Earnings per share:
Basic	$ 0.71	$ 0.68	$ 1.46	$ 1.28
Diluted	0.68	0.64	1.41	1.22

FRANKLIN FINANCIAL NETWORK, INC.
AVERAGE BALANCES(7) — ANALYSIS OF YIELDS & RATES (UNAUDITED)
(Amounts in thousands, except percentages)

	Three Months Ended June 30,
	2018			2017
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS:
Loans(1)(6)	$ 2,462,120	$ 32,339	5.27%	$ 2,006,536	$ 24,685	4.93%
Securities available for sale(6)	1,198,583	7,548	2.53%	1,041,892	6,969	2.68%
Securities held to maturity(6)	211,535	1,970	3.74%	224,628	2,374	4.24%
Restricted equity securities	20,619	329	6.40%	16,360	213	5.22%
Certificates of deposit at other financial institutions	3,459	19	2.09%	2,296	8	1.40%
Federal funds sold and other(2)	150,393	642	1.74%	84,193	216	1.03%

TOTAL INTEREST EARNING ASSETS	$ 4,046,709	$ 42,847	4.25%	$ 3,375,905	$ 34,465	4.09%
Allowance for loan losses	(21,994)			(18,475)
All other assets	144,738			98,237

TOTAL ASSETS	$ 4,169,453			$ 3,455,667
LIABILITIES & EQUITY
Deposits:
Interest checking	$ 861,235	$ 3,329	1.55%	$ 641,903	$ 1,239	0.77%
Money market	772,032	3,048	1.58%	608,119	1,481	0.98%
Savings	47,807	38	0.32%	56,182	43	0.31%
Time deposits	1,417,141	6,189	1.75%	1,248,570	3,798	1.22%
Federal Home Loan Bank advances	330,758	1,414	1.71%	240,846	752	1.25%
Federal funds purchased and other(3)	30,750	131	1.71%	55,491	147	1.06%
Subordinated notes and other borrowings	58,576	1,082	7.43%	58,397	1,082	7.43%

TOTAL INTEREST BEARING LIABILITIES	$ 3,518,299	$ 15,231	1.74%	$ 2,909,508	$ 8,542	1.18%
Demand deposits	298,125			248,069
Other liabilities	12,854			12,431
Total equity	340,175			285,659

TOTAL LIABILITIES AND EQUITY	$ 4,169,453			$ 3,455,667
NET INTEREST SPREAD(4)			2.51%			2.91%
NET INTEREST INCOME		$ 27,616			$ 25,923
NET INTEREST MARGIN(5)			2.74%			3.08%

(1)

Loan balances include both loans held in the Bank's portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.

(2)	Includes federal funds sold, capital stock in the Federal Reserve Bank and Federal Home Loan Bank, and interest-bearing deposits at the Federal Reserve Bank and the Federal Home Loan Bank.
(3)	Includes repurchase agreements.
(4)	Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income (annualized) divided by total average earning assets.
(6)	Interest income and rates include the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis.
(7)	Average balances are average daily balances.

	Six Months Ended June 30,
	2018			2017
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS:
Loans(1)(6)	$ 2,385,436	$ 61,144	5.17%	$ 1,937,988	$ 47,268	4.92%
Securities available for sale(6)	1,137,124	14,231	2.52%	1,016,924	13,553	2.69%
Securities held to maturity(6)	212,867	3,991	3.78%	226,137	4,730	4.22%
Restricted equity securities	19,644	603	4.56%	15,035	394	5.28%
Certificates of deposit at other financial institutions	3,138	31	1.99%	2,059	15	1.47%
Federal funds sold and other(2)	199,618	1,584	1.66%	82,596	372	0.91%

TOTAL INTEREST EARNING ASSETS	$ 3,957,827	$ 81,584	4.16%	$ 3,280,739	$ 66,332	4.08%
Allowance for loan losses	(21,840)			(17,822)
All other assets	135,177			97,166

TOTAL ASSETS	$ 4,071,164			$ 3,360,083
LIABILITIES & EQUITY
Deposits:
Interest checking	$ 889,625	$ 6,495	1.47%	$ 671,777	$ 2,301	0.69%
Money market	757,698	5,648	1.50%	610,832	2,709	0.89%
Savings	49,117	76	0.31%	55,899	85	0.31%
Time deposits	1,344,752	11,028	1.65%	1,164,766	6,712	1.16%
Federal Home Loan Bank advances	313,806	2,524	1.62%	218,823	1,260	1.16%
Federal funds purchased and other(3)	31,283	227	1.46%	49,999	217	0.88%
Subordinated notes and other borrowings	58,554	2,164	7.45%	58,375	2,156	7.45%

TOTAL INTEREST BEARING LIABILITIES	$ 3,444,835	$ 28,162	1.65%	$ 2,830,471	$ 15,440	1.10%
Demand deposits	292,553			239,330
Other liabilities	13,657			11,060
Total equity	320,119			279,222

TOTAL LIABILITIES AND EQUITY	$ 4,071,164			$ 3,360,083
NET INTEREST SPREAD(4)			2.51%			2.98%
NET INTEREST INCOME		$ 53,422			$ 50,892
NET INTEREST MARGIN(5)			2.72%			3.13%

(1)

Loan balances include both loans held in the Bank's portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.

(2)	Includes federal funds sold, capital stock in the Federal Reserve Bank and Federal Home Loan Bank, and interest-bearing deposits at the Federal Reserve Bank and the Federal Home Loan Bank.
(3)	Includes repurchase agreements.
(4)	Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income (annualized) divided by total average earning assets.
(6)	Interest income and rates include the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis.
(7)	Average balances are average daily balances.

FRANKLIN FINANCIAL NETWORK, INC.
SUMMARY QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
(Amounts in thousands, except per share data and percentages)

	As of and for the three months ended
	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017
Income Statement Data ($):
Interest income	42,136	38,047	35,121	33,780	33,011
Interest expense	15,231	12,931	10,513	9,454	8,542
Net interest income	26,905	25,116	24,608	24,326	24,469
Provision for loan losses	570	573	1,295	590	573
Noninterest income	4,147	3,456	3,264	3,569	3,880
Noninterest expense	18,050	15,488	15,987	15,278	15,283
Net income before taxes	12,432	12,511	10,590	12,027	12,493
Income tax expense	2,263	2,459	8,188	3,138	3,619
Net income	10,169	10,052	2,402	8,889	8,874
Earnings before interest and taxes	27,663	25,442	21,103	21,481	21,035
Net income available to common shareholders	10,161	10,052	2,394	8,889	8,866
Weighted average diluted common shares	14,981,440	13,766,394	13,767,949	13,773,539	13,701,762
Earnings per share, basic	0.71	0.76	0.18	0.67	0.68
Earnings per share, diluted	0.68	0.73	0.17	0.65	0.64
Profitability (%)
Return on average assets	0.98	1.03	0.26	1.03	1.03
Return on average equity	11.99	13.60	3.13	11.83	12.46
Return on average tangible common equity(4)	12.72	14.07	3.22	12.26	12.92
Efficiency ratio(4)	58.13	54.21	57.36	54.77	53.91
Net interest margin(1)	2.74	2.71	2.92	3.05	3.08
Balance Sheet Data ($):
Loans (including HFS)	2,488,862	2,322,889	2,268,632	2,127,753	2,023,679
Loan loss reserve	22,341	21,738	21,247	19,944	18,689
Cash	176,870	246,164	251,543	155,842	96,741
Securities	1,357,918	1,399,801	1,214,737	1,198,049	1,243,406
Goodwill	18,176	9,124	9,124	9,124	9,124
Intangible assets (Sum of core deposit intangible and SBA servicing rights)	1,323	950	1,057	1,170	1,232
Assets	4,165,238	4,083,663	3,843,526	3,565,278	3,443,593
Deposits	3,398,025	3,355,153	3,167,228	2,824,825	2,754,425
Liabilities	3,817,076	3,778,798	3,538,873	3,261,581	3,150,572
Total equity	348,162	304,865	304,653	303,697	293,021
Common equity	348,059	304,762	304,550	303,594	292,918
Tangible common shareholders' equity(4)	328,560	294,688	294,369	293,300	282,562
Asset Quality (%)
Nonperforming loans/ total loans(2)	0.14	0.15	0.13	0.14	0.19
Nonperforming assets / (total loans(2) + foreclosed assets)	0.21	0.22	0.20	0.21	0.26
Loan loss reserve / total loans(2)	0.90	0.94	0.94	0.94	0.93
Net charge-offs (recoveries) / average loans	(0.01)	0.01	0.00	(0.13)	0.00
Capital (%)
Tangible common shareholders' equity to tangible assets(4)	7.93	7.23	7.68	8.25	8.23
Leverage ratio(3)	8.43	7.80	8.25	8.58	8.21
Common Equity Tier 1 ratio(3)	12.28	11.45	11.37	11.58	11.54
Tier 1 risk-based capital ratio(3)	12.28	11.45	11.37	11.58	11.54
Total risk-based capital ratio(3)	15.11	14.42	14.40	14.68	14.69

(1)	Net interest margins shown in the table above include tax-equivalent adjustments to adjust interest income on tax-exempt loans and tax-exempt investment securities to a fully taxable basis.
(2)	Total loans in this ratio exclude loans held for sale.
(3)

Capital ratios come from the Company's regulatory filings with the Board of Governors of the Federal Reserve System, and for June 30, 2018 the ratios are estimates since the Company's quarterly regulatory reports have not yet been filed.

(4)	See Non-GAAP table in the pages that follow.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial data included in this earnings release and our selected historical consolidated financial information are not measures of financial performance recognized by GAAP. Our management uses these non-GAAP financial measures in its analysis of our performance:

  "Common shareholders' equity" is defined as total shareholders' equity at end of period less the liquidation preference value of the preferred stock;
  "Tangible common shareholders' equity" is common shareholders' equity less goodwill and other intangible assets;
  "Total tangible assets" is defined as total assets less goodwill and other intangible assets;
  "Other intangible assets" is defined as the sum of core deposit intangible and SBA servicing rights;
  "Tangible book value per share" is defined as tangible common shareholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets;
  "Tangible common shareholders' equity ratio" is defined as the ratio of tangible common shareholders' equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets;
  "Return on Average Tangible Common Equity" is defined as annualized net income available to common shareholders divided by average tangible common shareholders' equity; and
  "Efficiency ratio" is defined as noninterest expenses divided by our operating revenue, which is equal to net interest income plus noninterest income.

We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures:

	As of or for the Three Months Ended
(Amounts in thousands, except share/per share data and percentages)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017
Total shareholders' equity	$ 348,059	$ 304,762	$ 304,550	$ 303,594	$ 292,918
Less: Preferred stock	—	—	—	—	—
Total common shareholders' equity	348,059	304,762	304,550	303,594	292,918
Common shares outstanding	14,480,240	13,258,142	13,237,128	13,209,055	13,181,501
Book value per share	$ 24.04	$ 22.99	$ 23.01	$ 22.98	$ 22.22
Total common shareholders' equity	348,059	304,762	304,550	303,594	292,918
Less: Goodwill and other intangible assets	19,499	10,074	10,181	10,294	10,356
Tangible common shareholders' equity	$ 328,560	$ 294,688	$ 294,369	$ 293,300	$ 282,562
Common shares outstanding	14,480,240	13,258,142	13,237,128	13,209,055	13,181,501
Tangible book value per share	$ 22.69	$ 22.23	$ 22.24	$ 22.20	$ 21.44

Average total common equity	340,175	299,840	304,847	298,088	285,659
Less: Average Preferred stock	—	—	—	—	—
Less: Average Goodwill and other intangible assets	19,860	10,136	10,247	10,321	10,427
Average tangible common shareholders' equity	$ 320,315	$ 289,704	$ 294,600	$ 287,767	$ 275,232

Net income available to common shareholders	10,161	10,052	2,394	8,889	8,866
Average tangible common equity	320,315	289,704	294,600	287,767	275,232
Return on average tangible common equity	12.72%	14.07%	3.22%	12.26%	12.92%

Efficiency Ratio:
Net interest income	$ 26,905	$ 25,116	$ 24,608	$ 24,326	$ 24,469
Noninterest income	4,147	3,456	3,264	3,569	3,880
Operating revenue	31,052	28,572	27,872	27,895	28,349
Expense
Total noninterest expense	18,050	15,488	15,987	15,278	15,283
Efficiency ratio	58.13%	54.21%	57.36%	54.77%	53.91%